PRIMEGEN EXECUTES MB GAS REVENUE SHARING AGREEMENT

Dallas, Texas, March 5, 2007/Market Wire/ -- PrimeGen Energy Corporation (OTCBB: PGNE) (“PrimeGen” or the “Company”) is pleased to announce that it has now completed and executed a definitive funding and revenue sharing agreement with MB Gas Inc. ("MB"), a private Alberta oil and gas exploration company.

PrimeGen has agreed to advance a loan (the "Loan") up to $3 million to MB in return for the assignment of revenue from MB's oil and gas operations. The Loan advances will be repaid from MB's revenues, as to 75% to the Company and 25% to MB until payout; thereafter 30% to the Company and 70% to MB in perpetuity, proportionally reduced if less than the full Loan is advanced. PrimeGen has an option to loan MB an additional $3 million (the "Option Loan") with similar payout terms and, in such case, the ongoing revenue split will be 60% to PrimeGen and 40% to MB in perpetuity. The proceeds from the Loan and Option Loan, will be used to complete the tie-ins of certain wells, fund seismic surveys, perform related study, perform exploration analysis and perform operations on other targeted lands.

Upon the completion by MB within the next 6-months of ongoing natural gas tie-in operations of several proven wells the Company will start to draw revenue from MB.

MB owns a majority interest in a sweet-sour gas processing facility and pipeline that is linked to a transporting pipeline that runs south to Encana’s Hub near the U.S. – Canada border. MB is presently connecting 3 Sawtooth formation natural gas wells (the "Wells") owned and operated by Provident Energy Trust. This work is scheduled to be completed within the next six months. Flow tests on the wells indicate that they should produce a minimum of 1,300 Mcf per day when they are connected, of which MB Gas will earn up to a 67.5% net revenue interest before payout (B.P.O.) and 45.0% after payout (A.P.O.). MB also controls certain prospective lands in the area, targeting mostly middle and deeper gas-bearing formations. These are in relatively close proximity to the pipeline system, and it is expected that the gas from any new commercial grade discoveries made by MB on those lands, together with gas from a number of previously plugged gas wells in the area, will be carried in MB's pipeline as a result of the ongoing funding of MB by the Company as discussed below. Currently, a number of locations are being reviewed as to geology and potential for immediate drilling or re-completion.

MB is presently focus on the exploitation of targeted, low risk natural gas development opportunities in southeastern Alberta.

William S. Marshall, Chairman of the Company, stated: "This new partnership with MB is consistent with PrimeGen's present goal of selectively funding attractive growth opportunities with comparatively low risk, while allowing us the control necessary to acquire the assets outright if circumstances dictate. By this transaction we have ensured an ongoing revenue stream with little risk. We have also positioned ourselves to benefit directly from future increased cash flow from MB’s expanding operations and to ultimately determine the direction of its future operations.”

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include those relating to the operations of MB Gas in Alberta, Canada and any future benefits to PrimeGen.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

PrimeGen Energy Corporation

William S. Marshall, Chairman

Investor Information:

214.459.1217